Exhibit 10.1

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

by and between

DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company, HENDERSON PRODUCTS, INC., a Delaware corporation, and TRYNEX INTERNATIONAL LLC, a Delaware limited liability company as SELLER

and

AGNL BLIZZARD, L.L.C.,

a Delaware limited liability company,

as BUYER

Properties:	11921 Smith Drive, Huntley, Illinois 60142
531-561 Ajax Drive, Madison Heights, Michigan 48071
1085 South 3rd Street, Manchester, Iowa 52057
7676 North 76th Street, Milwaukee, Wisconsin 53223
7777 N 73rd Street, Milwaukee, Wisconsin 53223
50 Gordon Drive, Rockland, Maine 04841

Dated as of:         September 10, 2024

TABLE OF CONTENTS

-i-

-ii-

SCHEDULES

Schedule 4.2	–	Permitted Exceptions
Schedule 5.1(h)	–	Third Party Consents
Schedule 5.1(j)	–	Contracts
Schedule 5.1(k)	–	Permits
Schedule 5.1(l)	–	Plans
Schedule 5.1(m)	–	Warranties
Schedule 5.1(n)	–	Certificates of Occupancy
Schedule 5.1(r)	–	Existing Mortgage
Schedule 5.1(v)	–	Existing Insurance Policies

EXHIBITS

Exhibit A-1	–	Huntley Real Property
Exhibit A-2	–	Madison Heights Real Property
Exhibit A-3	–	Manchester Real Property
Exhibit A-4	–	Milwaukee 7676 Real Property
Exhibit A-5	–	Milwaukee 7777 Real Property
Exhibit A-6	–	Rockland Real Property
Exhibit B-1	–	Huntley Equipment
Exhibit B-2	–	Madison Heights Equipment
Exhibit B-3	–	Manchester Equipment
Exhibit B-4	–	Milwaukee 7676 Equipment
Exhibit B-5	–	Milwaukee 7777 Equipment
Exhibit B-6	–	Rockland Equipment
Exhibit C	–	Due Diligence Materials
Exhibit D-1	–	Form of Illinois Deed
Exhibit D-2	–	Form of Michigan Deed
Exhibit D-3	–	Form of Iowa Deed
Exhibit D-4	–	Form of Wisconsin Deed
Exhibit D-5	–	Form of Maine Deed
Exhibit E	–	Form of Bill of Sale
Exhibit F	–	Reserved
Exhibit G	–	Form of Guaranty
Exhibit H	–	Form of Guarantor’s Certificate
Exhibit I	–	Form of Escrow Agreement (Immediate Repairs)
Exhibit J	–	Form of FIRPTA Affidavit
Exhibit K	–	Form of Owner’s Affidavit
Exhibit L	–	Form of Tenant Waiver Letter

-iii-

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) dated as of September 10, 2024 (the “Effective Date”), is by and between DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company (“Douglas LLC Seller”), HENDERSON PRODUCTS, INC., a Delaware corporation (“Henderson Seller”), and TRYNEX INTERNATIONAL LLC, a Delaware limited liability company (“Trynex Seller” and together with Douglas LLC Seller and Henderson Seller, individually and/or collectively as the context may require, “Seller”), and AGNL BLIZZARD, L.L.C., a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller is the owner of those certain Properties defined herein; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Properties on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE 1
CERTAIN DEFINITIONS

“Access Agreement” means that certain Access Agreement dated as of July 2, 2024 by and between Buyer and Seller.

“Act of Bankruptcy” means with respect to any Person (a) the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or a substantial part of its property, (b) the admission by such Person of its inability to pay its debts as they become due, (c) the making of a general assignment for the benefit of such Person’s creditors, (d) the commencement by or against such Person of a voluntary or involuntary proceeding under the Bankruptcy Code or any federal or state insolvency laws or laws for the composition of indebtedness or for the reorganization of debtors, (e) the adjudication of such Person as a bankrupt or insolvent or (f) the taking of any action for the purpose of effecting any of the foregoing.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Apportioned Items” is defined in Section 10.4(a).

“Appraisals” is defined in Section 3.1.

“Appurtenances” means the Huntley Appurtenances, the Madison Heights Appurtenances, the Manchester Appurtenances, the Milwaukee 7676 Appurtenances, the Milwaukee 7777 Appurtenances, and the Rockland Appurtenances.

“Bankruptcy Law” means the United States Bankruptcy Code, 11 U.S.C.A. §§ 101 et seq. or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

“Bill of Sale” is defined in Section 4.1(b).

“Broker” is defined in Section 7.1.

“Bulk Sales Certificate” is defined in Section 8.3(b).

“Bulk Sales Laws” is defined in Section 8.3(d).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required to be closed.

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Indemnified Parties” is defined in Section 5.4.

“Buyer’s Broker” is defined in Section 7.1.

“Buyer’s Closing Deliveries” is defined in Section 10.3(b).

“Buyer’s Default” means the failure of Buyer to (a) perform any of its obligations under this Agreement or (b) otherwise consummate the Transaction notwithstanding that all of the conditions to its obligation to close have been satisfied.

“Buyer’s Transaction Costs” is defined in Section 7.2(a).

“Casualty” means any loss of or damage to or destruction of all or any portion of the Property.

“Certificates of Occupancy” is defined in Section 5.1(n).

“Closing” means the consummation of the purchase and sale contemplated hereunder.

“Closing Date” is defined in Section 10.2.

“Code” means United States Internal Revenue Code of 1986, as amended.

“Condemnation” means (a) any taking or damaging of all or any portion of any of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means; (b) any de facto condemnation or (c) any temporary requisition or confiscation of the use or occupancy of all or any portion of any of the Properties by any Governmental Authority, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation.

“Contracts” means utility contracts, service contracts and other agreements now or hereafter entered into by Seller and used in the ownership, use or operation of any of the Properties.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Deed” is defined in Section 4.1(a).

“Due Diligence Materials” is defined in Section 3.1.

“Due Diligence Period” is defined in Section 3.1.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (b) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance or Hazardous Condition. The term Environmental Law includes, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the National Environmental Policy Act and the Hazardous Materials Transportation Act, each as amended and hereafter in effect and any similar state or local law.

“Environmental Reports” is defined in Section 5.1(o).

“Equipment” means the Huntley Equipment, the Madison Heights Equipment, the Manchester Equipment, the Milwaukee 7676 Equipment, the Milwaukee 7777 Equipment, and the Rockland Equipment.

“Escrow Agreement” means that certain Closing Instruction Letter dated as of the Closing Date, by and among Landlord and Title Company.

“Escrow Agreement (Immediate Repairs)” means that certain Escrow Agreement by and among Seller, Buyer, and Title Company (in its capacity as escrow agent) dated as of the Closing Date and in substantially the same form attached hereto as Exhibit I.

“Existing Insurance Policies” is defined in Section 5.1(v).

“Financial Statements” is defined in Section 5.1(w).

“Fixtures” means the Huntley Fixtures, the Madison Heights Fixtures, the Manchester Fixtures, the Milwaukee 7676 Fixtures, the Milwaukee 7777 Fixtures, and the Rockland Fixtures.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state or local government, authority, agency or regulatory body.

“Guarantor(s)” means Douglas Dynamics, Inc., a Delaware corporation.

“Guaranty” means that certain Form of Guaranty attached hereto as Exhibit G.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of USTs.

“Hazardous Substance” means (a) any substance, material, product, derivative, compound, mineral, chemical, gas or mixture thereof, that is toxic, harmful or hazardous to the environment or public health or safety or (b) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, medical waste, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos-containing materials, urea-formaldehyde foam insulation, lead, toxic mold or other microbial contamination, and polychlorinated biphenyls.

“Huntley Appurtenances” is defined in Section 2.1(a)(iii).

“Huntley Equipment” is defined in Section 2.1(a)(v).

“Huntley Fixtures” is defined in Section 2.1(a)(iv).

“Huntley Improvements” is defined in Section 2.1(a(ii).

“Huntley Intangible Property” is defined in Section 2.1(a)(vi).

“Huntley Property” is defined in Section 2.1(a).

“Huntley Real Property” is defined in Section 2.1(a)(i).

“IDES” is defined in Section 8.3(b).

“IDES Acts” is defined in Section 8.3(b).

“IDES Bulk Sales Certificate” is defined in Section 8.3(b).

“IDOR” is defined in Section 8.3(a).

“IDOR Acts” is defined in Section 8.3(a).

“IDOR Bulk Sales Certificate” is defined in Section 8.3(a).

“Immaterial Casualty” means any Casualty that is not a Material Casualty.

“Immaterial Condemnation” means any Condemnation that is not a Material Condemnation.

“Immediate Repairs Amount” is defined in Section 2.2(a).

“Improvements” means the Huntley Improvements, the Madison Heights Improvements, the Manchester Improvements, the Milwaukee 7676 Improvements, the Milwaukee 7777 Improvements, and the Rockland Improvements.

“Indemnified Party” is defined in Section 7.1.

“Intangible Property” means the Huntley Intangible Property, the Madison Heights Intangible Property, the Manchester Intangible Property, the Milwaukee 7676 Intangible Property, the Milwaukee 7777 Intangible Property, and the Rockland Intangible Property.

“Landlord” means Buyer.

“Lease Agreement” means a Lease Agreement to be entered into as of the Closing Date, between Buyer, as landlord, and Douglas LLC Seller, as tenant, with respect to all of the Properties, in form and substance to be agreed upon by Buyer and Seller.

“Legal Fee Cap” is defined in Section 7.2(a).

“Legal Requirements” means the requirements of all present and future laws, including all permit and licensing requirements and all covenants, restrictions and conditions, including all easement agreements, now or hereafter of record which may be applicable to the Properties, including without limitation the Americans With Disabilities Act, 42 U.S.C.A. §§ 1201 et seq., and all zoning, subdivision, building and Environmental Laws.

“Letter of Intent” means that certain Letter of Intent dated June 28, 2024 between AG Net Lease Acquisition Corp., a Delaware corporation and Douglas Dynamics, Inc., a Delaware corporation.

“Madison Heights Appurtenances” is defined in Section 2.1(b)(iii).

“Madison Heights Equipment” is defined in Section 2.1(b)(v).

“Madison Heights Fixtures” is defined in Section 2.1(b)(iv).

“Madison Heights Improvements” is defined in Section 2.1(b)(ii).

“Madison Heights Intangible Property” is defined in Section 2.1(b)(vi).

“Madison Heights Property” is defined in Section 2.1(b).

“Madison Heights Real Property” is defined in Section 2.1(b)(i).

“Manchester Appurtenances” is defined in Section 2.1(c)(iii).

“Manchester Equipment” is defined in Section 2.1(c)(v).

“Manchester Fixtures” is defined in Section 2.1(c)(iv).

“Manchester Improvements” is defined in Section 2.1(c)(ii).

“Manchester Intangible Property” is defined in Section 2.1(c)(vi).

“Manchester Property” is defined in Section 2.1(c).

“Manchester Real Property” is defined in Section 2.1(c)(i).

“Material Casualty” means a Casualty (a) in which a material portion of any of the Properties is destroyed or damaged prior to the Closing and the cost to repair or restore any loss or damage caused thereby is estimated to be greater than ten percent (10%) of the Purchase Price or (b) that will result in a loss of access to any of the Properties, in either case, as determined by Buyer in its sole reasonable discretion.

“Material Condemnation” means a Condemnation (a) that will result in a loss of access to any of the Properties or (b) that involves more than ten percent (10%) of the rentable area of any of the Properties.

“Memorandum of Lease” is defined in Section 10.3(a)(iv).

“Milwaukee 7676 Appurtenances” is defined in Section 2.1(d)(iii).

“Milwaukee 7676 Equipment” is defined in Section 2.1(d)(v).

“Milwaukee 7676 Fixtures” is defined in Section 2.1(d)(iv).

“Milwaukee 7676 Improvements” is defined in Section 2.1(d)(ii).

“Milwaukee 7676 Intangible Property” is defined in Section 2.1(d)(vi).

“Milwaukee 7676 Property” is defined in Section 2.1(d).

“Milwaukee 7676 Real Property” is defined in Section 2.1(d)(i).

“Milwaukee 7777 Appurtenances” is defined in Section 2.1(e)(iii).

“Milwaukee 7777 Equipment” is defined in Section 2.1(e)(v).

“Milwaukee 7777 Fixtures” is defined in Section 2.1(e)(iv).

“Milwaukee 7777 Improvements” is defined in Section 2.1(e)(ii).

“Milwaukee 7777 Intangible Property” is defined in Section 2.1(e)(vi).

“Milwaukee 7777 Property” is defined in Section 2.1(e).

“Milwaukee 7777 Real Property” is defined in Section 2.1(e)(i).

“Outside Date” is defined in Section 10.2.

“Parking Easement” means a permanent parking easement for the benefit of Buyer with respect to any Parking Facilities not owned by Seller or any of its affiliates.

“Parking Facilities” means any and all on-site, satellite or off-site parking facilities utilized by Seller or its employees, agents, invitees or contractors in connection with the use and operation of the Property.

“Permits” is defined in Section 5.1(k).

“Permitted Encumbrances” means, collectively, (a) Permitted Exceptions and (b) all Legal Requirements now or hereafter in effect relating to the Properties.

“Permitted Exceptions” is defined in Section 4.2.

“Person” means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity or any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

“Plans” is defined in Section 5.1(l).

“Property” and “Properties” are defined in Section 2.1.

“Proprietary Information” means any written, oral, documentary or other information (including reports, tests, and studies) relating to the Transaction which is received by one party from the other party (or from third parties through the other party’s authorization) and is not publicly available, including, without limitation, (a) information relating to the ownership, condition, operation and/or financial performance of any of the Properties, (b) the fact that discussions or negotiations are taking place between the parties with respect the Transaction, and (c) information relating to the terms and conditions on which Buyer is willing to enter into the Transaction and the terms on which Buyer is able to obtain financing with respect to the Transaction. Information shall not be deemed Proprietary Information if such information: (i) is already known to the receiving party without obligation of confidentiality, from a source other than the other party; (ii) is or hereafter becomes publicly known by the receiving party through no wrongful act, fault or negligence of the receiving party; (iii) is received by the receiving party without restriction and without breach of this or any other Agreement from a third party entitled to disclose it or (iv) is independently developed by the receiving party.

“Purchase Price” is defined in Section 2.2(a).

“Real Property” means the Huntley Real Property, Madison Heights Real Property, Manchester Real Property, Milwaukee 7676 Real Property, Milwaukee 7777 Real Property, and the Rockland Real Property.

“Rockland Appurtenances” is defined in Section 2.1(f)(iii).

“Rockland Equipment” is defined in Section 2.1(f)(v).

“Rockland Fixtures” is defined in Section 2.1(f)(iv).

“Rockland Improvements” is defined in Section 2.1(f)(ii).

“Rockland Intangible Property” is defined in Section 2.1(f)(vi).

“Rockland Property” is defined in Section 2.1(f).

“Rockland Real Property” is defined in Section 2.1(f)(i).

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller Transaction Documents” is defined in Section 5.1(b).

“Seller’s Broker” is defined in Section 7.1.

“Seller’s Closing Deliveries” is defined in Section 10.3(a).

“Seller’s Default” means the failure of Seller to (i) perform any of its obligations under this Agreement or (ii) otherwise consummate the Transaction notwithstanding that all of the conditions to its obligation to close have been satisfied.

“Specially Designated National or Blocked Person” means a Person (i) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. Governmental Authority, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/ index.shtml), which List may be updated from time to time; or (ii) with whom Buyer or its affiliates are prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

“Tenant” means the Douglas LLC Seller.

“Termination Notice” is defined in Section 9.3(c).

“Third Party Consents” is defined in Section 5.1(h).

“Third Party Reports” is defined in Section 3.1.

“Title Commitments” is defined in Section 3.1.

“Title Company” means the office of Fidelity National Title Insurance Company located at 485 Lexington Avenue, 18th Floor, New York, New York 10017, Attn: Andrew Knoph, Esq.

“Title Policies” is defined in Section 4.2.

“Transaction” means the transactions contemplated in this Agreement.

“USTs” is defined in Section 5.1(o).

“Warranties” is defined in Section 5.1(m).

ARTICLE 2
PURCHASE AND SALE OF PROPERTY

Section 2.1    Sale.  Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, subject to the terms and conditions set forth herein, the following (collectively and individually, as the context may require, the “Property” or “Properties”):

(a)    The “Huntley Property,” which shall include:

(i)    the real property located at 11921 Smith Drive, Huntley, Illinois 60142, and being more particularly described in Exhibit A-1 (the “Huntley Real Property”);

(ii)    the buildings containing approximately 27,332 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Huntley Real Property, including the Parking Facilities owned by Seller (collectively, the “Huntley Improvements”);

(iii)    all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Huntley Real Property, including (A) easements over other lands granted by any easement agreement, including any Parking Easement, and (B) any streets, ways, alleys, vaults, gores or strips of land adjoining the Huntley Real Property (collectively, the “Huntley Appurtenances”);

(iv)    all fixtures located on or affixed to the Huntley Real Property or the Improvements (collectively, the “Huntley Fixtures”);

(v)    all machinery, equipment and other property described in Exhibit B-1 (collectively, the “Huntley Equipment”); and

(vi)    all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Huntley Property, including, without limitation, all Plans, Permits, Warranties, leases and lease (collectively, the “Huntley Intangible Property”).

(b)    The “Madison Heights Property,” which shall include:

(i)    the real property located at 531-561 Ajax Drive, Madison Heights, Michigan 48071, and being more particularly described in Exhibit A-2 (the “Madison Heights Real Property”);

(ii)    the buildings containing approximately 116,045 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Madison Heights Real Property, including the Parking Facilities owned by Seller (collectively, the “Madison Heights Improvements”);

(iii)    all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Madison Heights Real Property, including (A) easements over other lands granted by any easement agreement, including any Parking Easement, and (B) any streets, ways, alleys, vaults, gores or strips of land adjoining the Madison Heights Real Property (collectively, the “Madison Heights Appurtenances”);

(iv)    all fixtures located on or affixed to the Madison Heights Real Property or the Improvements (collectively, the “Madison Heights Fixtures”);

(v)    all machinery, equipment and other property described in Exhibit B-2 (collectively, the “Madison Heights Equipment”); and

(vi)    all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Madison Heights Property, including, without limitation, all Plans, Permits, Warranties, leases and lease rights (collectively, the “Madison Heights Intangible Property”).

(c)    The “Manchester Property,” which shall include:

(i)    the real property located at 1085 South 3rd Street, Manchester, Iowa 52057, and being more particularly described in Exhibit A-3 (the “Manchester Real Property”);

(ii)    the buildings containing approximately 169,286 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Manchester Real Property, including the Parking Facilities owned by Seller (collectively, the “Manchester Improvements”);

(iii)    all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Manchester Real Property, including (A) easements over other lands granted by any easement agreement, including any Parking Easement, and (B) any streets, ways, alleys, vaults, gores or strips of land adjoining the Manchester Real Property (collectively, the “Manchester Appurtenances”);

(iv)    all fixtures located on or affixed to the Manchester Real Property or the Improvements (collectively, the “Manchester Fixtures”);

(v)    all machinery, equipment and other property described in Exhibit B-3 (collectively, the “Manchester Equipment”); and

(vi)    all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Manchester Property, including, without limitation, all Plans, Permits, Warranties, leases and lease (collectively, the “Manchester Intangible Property”).

(d)    The “Milwaukee 7676 Property,” which shall include:

(i)    the real property located at 7676 North 76th Street, Milwaukee, Wisconsin 53223, and being more particularly described in Exhibit A-4 (the “Milwaukee 7676 Real Property”);

(ii)    the buildings containing approximately 60,038 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Milwaukee 7676 Real Property, including the Parking Facilities owned by Seller (collectively, the “Milwaukee 7676 Improvements”);

(iii)    all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Milwaukee 7676 Real Property, including (A) easements over other lands granted by any easement agreement, including any Parking Easement, and (B) any streets, ways, alleys, vaults, gores or strips of land adjoining the Milwaukee 7676 Real Property (collectively, the “Milwaukee 7676 Appurtenances”);

(iv)    all fixtures located on or affixed to the Milwaukee 7676 Real Property or the Improvements (collectively, the “Milwaukee 7676 Fixtures”);

(v)    all machinery, equipment and other property described in Exhibit B-4 (collectively, the “Milwaukee 7676 Equipment”); and

(vi)    all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Milwaukee 7676 Property, including, without limitation, all Plans, Permits, Warranties, leases and lease rights (collectively, the “Milwaukee 7676 Intangible Property”).

(e)    The “Milwaukee 7777 Property,” which shall include:

(i)    the real property located at 7777 N 73rd Street, Milwaukee, Wisconsin 53223 (which for the avoidance of doubt, includes the real property formerly known as 7611-7615 N 73rd Street, Milwaukee, Wisconsin 53223), and being more particularly described in Exhibit A-5 (the “Milwaukee 7777 Real Property”);

(ii)    the buildings containing approximately 215,242 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Milwaukee 7777 Real Property, including the Parking Facilities owned by Seller (collectively, the “Milwaukee 7777 Improvements”);

(iii)    all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Milwaukee 7777 Real Property, including (A) easements over other lands granted by any easement agreement, including any Parking Easement, and (B) any streets, ways, alleys, vaults, gores or strips of land adjoining the Milwaukee 7777 Real Property (collectively, the “Milwaukee 7777 Appurtenances”);

(iv)    all fixtures located on or affixed to the Milwaukee 7777 Real Property or the Improvements (collectively, the “Milwaukee 7777 Fixtures”);

(v)    all machinery, equipment and other property described in Exhibit B-5 (collectively, the “Milwaukee 7777 Equipment”); and

(vi)    all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Milwaukee 7777 Property, including, without limitation, all Plans, Permits, Warranties, leases and lease rights (collectively, the “Milwaukee 7777 Intangible Property”).

(f)    The “Rockland Property,” which shall include:

(i)    the real property located at 50 Gordon Drive, Rockland, Maine 04841, and being more particularly described in Exhibit A-6 (the “Rockland Real Property”);

(ii)    the buildings containing approximately 203,640 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Rockland Real Property, including the Parking Facilities owned by Seller (collectively, the “Rockland Improvements”);

(iii)    all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Rockland Real Property, including (A) easements over other lands granted by any easement agreement, including any Parking Easement, and (B) any streets, ways, alleys, vaults, gores or strips of land adjoining the Rockland Real Property (collectively, the “Rockland Appurtenances”);

(iv)    all fixtures located on or affixed to the Rockland Real Property or the Improvements (collectively, the “Rockland Fixtures”);

(v)    all machinery, equipment and other property described in Exhibit B-6 (collectively, the “Rockland Equipment”); and

(vi)    all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Rockland Property, including, without limitation, all Plans, Permits, Warranties, leases and lease rights (collectively, the “Rockland Intangible Property”).

Section 2.2    Purchase Price.

(a)    The purchase price of the Properties is SIXTY-FOUR MILLION ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($64,150,000.00) (the “Purchase Price”). Notwithstanding the foregoing, as required pursuant to Paragraph 12(a) of the Lease Agreement, a portion of the Purchase Price in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Immediate Repairs Amount”) shall be escrowed by Title Company (in its capacity as escrow agent) pursuant to the Escrow Agreement (Immediate Repairs).

(b)    The Purchase Price shall be paid by Buyer to Seller in immediately available funds via wire transfer at the Closing.

ARTICLE 3
BUYER’S DUE DILIGENCE

Section 3.1    Due Diligence. Prior to the Effective Date, Seller has provided to Buyer the due diligence items listed on Exhibit C (the “Due Diligence Materials”) or will receive a written waiver or extension from Buyer of the requirement to provide specified Due Diligence Materials. Buyer has completed its due diligence investigation of the Properties and its credit analysis and underwriting of Seller, Tenant and Guarantor(s) (such period being referred to herein as the “Due Diligence Period”). During the Due Diligence Period, Buyer reviewed the Due Diligence Materials, conducted a physical inspection of each of the Properties, and obtained and reviewed the following, each in form and substance satisfactory to Buyer, with respect to each of the Properties (collectively, the “Third Party Reports”): (i) an engineering / property condition report, including a roof report; (ii) a building structural analysis and an HVAC survey, (iii) an environmental assessment report(s); (iv) a title report and commitment for title insurance from the Title Company, together with copies of the underlying documents (the “Title Commitments”); (v) a current “as built” ALTA survey; (vi) an MAI appraisal (the “Appraisals”); (vii) a seismic report, if such Property is located in Seismic Design Category D, E or F as designated in the International Building Code; (viii) a property zoning report, and (ix) an Americans with Disabilities Act survey.

ARTICLE 4
TITLE

Section 4.1    Transfer of Title. At the Closing, Seller shall convey to Buyer title to:

(a)    with respect to each Property, Real Property, Improvements, Fixtures and Appurtenances by good and sufficient Special Warranty Deed, in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3, Exhibit D-4, or Exhibit D-5, as applicable (each, individually, a “Deed”); and

(b)    with respect to each Property, the Equipment and Intangible Property by good and sufficient Bill of Sale, each in the form of Exhibit E (each, individually, a “Bill of Sale”).

Section 4.2    Evidence of Title.  Delivery of title in accordance with Section 4.1 shall be evidenced by the willingness of the Title Company to issue with respect to each of the Properties, at the Closing, its extended Owner’s American Land Title Association Policy of Title Insurance (collectively, the “Title Policies”) in the amount of the Purchase Price allocated to such Property, showing title to the Real Property, Improvements and Appurtenances at such Property vested in Buyer, containing such endorsements as Buyer shall reasonably request and subject to no exceptions other than the following (“Permitted Exceptions”):

(a)    interests of tenants in possession;

(b)    non-delinquent liens for local real estate taxes and assessments;

(c)    the exceptions set forth on Schedule 4.2 attached hereto with respect to such Property; and

(d)    such other exceptions as Buyer has approved or waived in writing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.1    Representations and Warranties of Seller. Seller represents and warrants to Buyer that as of the date hereof and the Closing Date:

(a)    Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in the States of Illinois, Michigan, Iowa, Wisconsin and Maine. Seller’s principal place of business is 11270 W. Park Place, Suite 300, Milwaukee, Wisconsin 53224.

(b)    Seller has full power, authority and legal right to: (i) sell the Properties to Buyer; (ii) execute and deliver this Agreement, the Lease Agreement, the Deeds, the Bills of Sale, and such other instruments, documents and agreements as may be necessary or appropriate to effect the Transaction (collectively, the “Seller Transaction Documents”); and (ii) perform its obligations hereunder and thereunder.

(c)    This Agreement (i) is duly authorized, executed and delivered by Seller, (ii) is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, (iii) does not violate any of Seller’s charter documents and (iv) does not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Seller, or, subject to the receipt of the Third Party Consents, result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under any loan agreement, indenture, financing agreement, or any other agreement or instrument of any kind to which Seller is a party or to which Seller or any of the Properties is subject.

(d)    All other Seller Transaction Documents, at the time of the Closing: (i) will be duly authorized, executed and delivered by Seller; (ii) will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms; (iii) will not violate any of Seller’s charter documents and (iv) will not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Seller, or, subject to the receipt of the Third Party Consents, result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under any loan agreement, indenture, financing agreement, or any other agreement or instrument of any kind to which Seller is a party or to which Seller or any of the Properties is subject.

(e)    Seller is not a foreign corporation, foreign partnership, foreign trust and/or foreign estate (as those terms are defined in the Code and in the accompanying regulations). Douglas LLC Seller’s U.S. employer identification number is 42-1623692, Henderson Seller’s U.S. employer identification number is 27-1184835, and Trynex Seller’s U.S. employer identification number is 46-2575418.

(f)    Neither Seller nor any of Seller’s members, owners, officers, or directors is a Specially Designated National or Blocked Person.

(g)    Seller has not commenced a voluntary case under Bankruptcy Law nor has there been commenced against Seller an involuntary case under Bankruptcy Law, nor has Seller consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any applicable Bankruptcy Law that is for relief against Seller or appoints a Custodian for Seller or for all or any substantial part of Seller’s property.

(h)    Except for the approvals and consents listed in Schedule 5.1(h) (the “Third Party Consents”), no authorizations, consents or approvals of or filings with any Governmental Authority or any other Person is required in order for Seller to execute and deliver this Agreement and to perform its obligations hereunder. Seller has obtained, or will have obtained prior to the Closing, all Third Party Consents.

(i)    As of the Effective Date, there are no leases in effect with respect to any of the Properties and no party other than Seller is entitled to possession or use of the Properties or any portion thereof.

(j)    To Seller’s knowledge, the list of Contracts in Schedule 5.1(j) is a complete list of all of the Contracts affecting each of the Properties to which Seller is a party. Seller has provided Buyer with a true and complete copy of each Contract. Each Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of each of the parties thereto. None of the Contracts has been amended, modified or supplemented and no provision of any of the Contracts has been waived.

(k)    To Seller’s knowledge, the list of permits in Schedule 5.1(k) is a complete list of all permits, licenses, approvals and easements mandated or necessary in order to permit Seller to carry on its business (the “Permits”). Seller has provided Buyer with a true and complete copy of each Permit. Each Permit (i) has been properly issued and is fully paid for; (ii) is in full force and effect and no suspension, cancellation or amendment of any of such Permit is pending or, to Seller’s knowledge, threatened; and (iii) is transferable and will not be revoked, invalidated, violated or otherwise adversely affected by the Transaction.

(l)    The list of plans in Schedule 5.1(l) is a complete list of all building plans, specifications and drawings with respect to the Improvements (the “Plans”) in the possession of Seller. Seller has delivered to Buyer correct and complete copies of the Plans.

(m)    The list of warranties in Schedule 5.1(m) is a complete list of all assignable guaranties, warranties, certificates, rights and privileges with respect to the Improvements (the “Warranties”) in the possession of Seller. Seller has delivered to Buyer correct and complete copies of the Warranties.

(n)    The certificates of occupancy listed on Schedule 5.1(n) are true and complete copies of all of the certificates of occupancy required for the occupancy and operation of the Improvements (the “Certificates of Occupancy”). The Certificates of Occupancy have been properly issued and all fees payable in connection therewith have been paid in full. No applications are pending to amend such Certificates of Occupancy , and there are no pending or, to Seller’s knowledge, threatened proceedings to cancel, suspend, amend or revoke such Certificates of Occupancy.

(o)    Seller is and has been in compliance with all applicable Environmental Laws, and Seller has not received any written notice, report or information regarding (i) any past violations of any applicable Environmental Laws that have not been corrected or (ii) any required corrective, investigatory or remedial obligations, arising under any applicable Environmental Law that have not been completed, in each case to the satisfaction of the applicable Governmental Authority. Seller has delivered to Buyer complete, unedited and unredacted copies of all environmental reports in Seller’s possession relating to the Property (the “Environmental Reports”). Seller has no knowledge of any underground storage tanks (“USTs”) located on or under the Property.

(p)    Seller has not received any written notice or information that any of the Properties are in violation of any Legal Requirements, and to Seller’s knowledge, each of the Properties is in compliance with all applicable Legal Requirements.

(q)    There are no actions, suits, proceedings or governmental investigations pending or, to Seller’s knowledge, threatened against or affecting Seller, any Guarantor or any of the Properties that: (i) could reasonably be expected to result in any adverse change in Seller’s or any Guarantor’s business or financial condition; (ii) could reasonably be expected to adversely affect the current use or operation of any of the Properties or (iii) could reasonably be expected to adversely affect (A) Seller’s ability to perform its obligations under this Agreement or the Lease Agreement, or (B) any Guarantor’s ability to perform its obligations under the Guaranty.

(r)    Except for the indebtedness set forth in Schedule 5.1(r) (the “Existing Mortgage”), none of the Properties is pledged to secure any indebtedness of Seller or any other Person.

(s)    There are no existing unrecorded deeds, mortgages, land contracts, options to purchase, agreements or other instruments adversely affecting title to any of the Properties, and none of Seller or any agent, officer, employee or principal thereof has done anything to create any unrecorded lien, encumbrance, transfer of interest, constructive trust, or other equity in any of the Properties whatsoever.

(t)    All real property taxes and assessments due with respect to each of the Properties have been paid in full or will be paid in full prior to delinquency. There are no tax appeals, tax certiorari proceedings, tax reduction proceedings, tax protests or special assessment proceedings pending with respect to any of the Properties.

(u)    To Seller’s knowledge, there are no Condemnation, zoning or other land-use proceedings, either pending or threatened, which could materially and adversely affect: (i) vehicular access to any of the Properties; (ii) access to any of the Properties to sewer or utility hook-ups; (iii) the current use and operation of any of the Properties or (iv) the value of any of the Properties.

(v)    Schedule 5.1(v) contains a list of the existing insurance policies maintained by Seller with respect to the Properties (the “Existing Insurance Policies”). Seller has not received any written notice or demand from any of the insurers of all or any portion of any of the Properties (or insurers of any activities conducted thereon) to correct or change any physical condition on such Property or any practice of Seller. Each of the Existing Insurance Policies is in full force and effect, and Seller is in compliance with the requirements of each of the Existing Insurance Policies.

(w)    Seller’s publicly accessible financial statements are true and correct in all material respects, have been prepared in accordance with GAAP and otherwise disclosed pursuant to the requirements set forth by the U.S. Securities and Exchange Commission with respect to publicly traded companies. From July 31, 2024 to the date hereof, there has been no adverse change in any material respect in the assets, liabilities, condition (financial or otherwise) or business of Seller from that set forth or reflected in the above-mentioned financial statements other than changes in the ordinary course of business, none of which is materially adverse.

(x)    Seller has not made written application to any Governmental Authority for any expansion or further development of any of the Properties, and Seller has not received written notice that any expansion or further development of any of the Properties is subject to any restrictions or conditions except as set forth in local zoning law requirements.

(y)    Seller has not received notice from any Governmental Authority or any other entity responsible therefor of (i) any pending or contemplated change in any federal, state or local governmental or private restriction applicable to any of the Properties, (ii) any pending or threatened judicial or administrative action or (iii) any action pending or threatened by adjacent land owners or other Persons, which would result in a change in the condition of any of the Properties or any part thereof or in any way prevent or limit the construction and/or operation of the Improvements or any part thereof.

(z)    No labor has been performed or materials fabricated or furnished with respect to any of the Properties that could result in a materialman’s or mechanic’s lien filed against such Property, except as shall have been fully paid or released.

Section 5.2    Representations Buyer represents and warrants to Seller that as of the date hereof and the Closing Date:

(a)    Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in the State of Delaware. Buyer’s principal place of business is New York, New York.

(b)    Buyer has full power, authority and legal right to: (i) acquire the Property from Seller; (ii) execute and deliver this Agreement, the Lease Agreement, the Bill of Sale, and such other instruments, documents and agreements as may be necessary or appropriate to effect the Transaction (collectively, the “Buyer Transaction Documents”); and (iii) perform its obligations hereunder and thereunder.

(c)    This Agreement: (i) is duly authorized, executed and delivered by Buyer; (ii) is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms; (iii) does not violate any of Buyer’s charter documents and (iv) does not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Buyer.

(d)    All other Buyer Transaction Documents, at the time of the Closing: (i) will be duly authorized, executed and delivered by Buyer; (ii) will be legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms; (iii) will not violate any of Buyer’s charter documents and (iv) will not conflict with or result in the breach of any judgment, decree, writ, injunction, order or award of any arbitrator, court or Governmental Authority binding upon Buyer.

(e)    Buyer is not a foreign corporation, foreign partnership, foreign trust and/or foreign estate (as those terms are defined in the Code and in the accompanying regulations), and Buyer’s U.S. employer identification number is 99-3907908.

(f)    Neither Buyer nor any of Buyer’s members, owners, officers, or directors is a Specially Designated National or Blocked Person.

Section 5.3    Survival; Limitation of Liability. All representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for a period of twelve (12) months.

Section 5.4    Seller’s Knowledge.  Buyer expressly understands and agrees that the phrase “to Seller’s knowledge” as used in Section 5.1 means a matter that any of the following officers of Seller: (i) Jon Sisulak, Vice President, Corporate Controller and Treasurer, and (ii) Sarah Lauber, Chief Financial Officer, (a) is actually aware of, (b) received written notice of, or (c) would be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation.

Section 5.5    Indemnification. Seller shall indemnify, defend and hold harmless (a) Buyer, (b) any director, member, manager, officer, shareholder, general partner, limited partner, employee or agent of Buyer (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Buyer, or any of its general partners, members or shareholders and (d) any other affiliates of Buyer (collectively, the “Buyer Indemnified Parties”), from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature howsoever caused should any representation or warranty set forth herein prove to have been untrue or inaccurate when made or arising from any breach by Seller of any representation or warranty set forth herein. Buyer shall indemnify, defend and hold harmless (a) Seller, (b) any director, member, manager, officer, shareholder, general partner, limited partner, employee or agent of Seller (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Seller, or any of its general partners, members or shareholders and (d) any other affiliates of Seller (collectively, the “Seller Indemnified Parties”), from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature howsoever caused should any representation or warranty set forth herein prove to have been untrue or inaccurate when made or arising from any breach by Buyer of any representation or warranty set forth herein. This Section 5.5 shall survive the Closing for a period of twelve (12) months.

ARTICLE 6
RISK OF LOSS AND INSURANCE PROCEEDS

Section 6.1    Casualty. Seller shall give Buyer timely notice of any Casualty affecting any portion of any of the Properties. In the event of a Material Casualty, Buyer may, by written notice to Seller delivered not later than ten (10) Business Days after receipt of Seller’s notice of such Casualty, either (a) terminate this Agreement or (b) confirm Buyer’s intention to consummate the Transaction in accordance with the terms of this Agreement. If Buyer elects to terminate this Agreement or fails to deliver such written notice within such ten (10) Business Day period, then this Agreement shall terminate at the end of such ten (10) Business Day period in accordance with Section 9.3(c). In the event of an Immaterial Casualty or a Material Casualty with respect to which Buyer elects to proceed to consummate the Transaction, then Closing shall occur as scheduled and provisions of the Lease Agreement relating to casualty shall apply. The provisions of this Section 6.1 shall survive the Closing.

Section 6.2    Condemnation. Seller shall give Buyer notice of any proceeding involving a Condemnation affecting any portion of the any of the Properties. In the event of a proceeding involving a Material Condemnation, Buyer may, by written notice to Seller, delivered not later than ten (10) Business Days after receipt of Seller’s notice of such Material Condemnation, either (a) terminate this Agreement or (b) confirm Buyer’s intention to consummate the Transaction in accordance with the terms of this Agreement. If Buyer elects to terminate this Agreement or fails to deliver to such written notice within such ten (10) Business Day period, then this Agreement shall terminate at the end of such ten (10) Business Day period in accordance with Section 9.3(c). In the event of a proceeding involving an Immaterial Condemnation or a Material Condemnation with respect to which Buyer elects to proceed to consummate the Transaction, then Closing shall occur as scheduled and provisions of the Lease Agreement relating to condemnation shall apply. The provisions of this Section 6.2 shall survive the Closing.

ARTICLE 7
BROKERS AND EXPENSES

Section 7.1    Brokers. The parties represent and warrant to each other that except for Mohr Partners, Inc., a Texas corporation, whose address is 14643 Dallas Parkway, Suite 1000, Dallas, TX 75254 (the “Seller’s Broker”), whose commission shall be paid by Seller upon the Closing and Industry Real Estate Partners, LLC, whose address is 5901-B Peachtree Dunwoody Road NE, Suite 400, Atlanta, GA 30328, Bang Realty-Illinois, Inc., whose address is 2939 Vernon Place, Cincinnati, OH 45219, Bang Realty-Michigan, Inc., whose address is 400 Renaissance Center Suite 2600, Detroit, MI 48243, Bang Realty, Inc., whose address is 2939 Vernon Place, Cincinnati, OH 45219, Bang Realty-Wisconsin, Inc., whose address is 2939 Vernon Place, Cincinnati, OH 45219, and Bang Realty-New England, Inc., whose address is 2939 Vernon Place, Cincinnati, OH 45219 (collectively, the “Buyer’s Broker”; and with Seller’s Broker, collectively, “Broker”), whose commission shall be paid by Buyer upon the Closing, no commercial real estate broker or finder was instrumental in arranging or bringing about the Transaction and that there are no claims or rights for commercial real estate brokerage commissions or finder’s fees in connection with the Transaction. If any Person brings a claim for a commercial real estate brokerage commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such Person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 7.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 7.2    Expenses.

(a)    If the Closing occurs, Seller shall be responsible for all of Buyer’s reasonable and customary fees and actual expenses related to the Transaction, which shall include but not be limited to transfer taxes, recording fees, title insurance premiums, the cost of the Third Party Reports, and all costs and expenses; provided that Seller’s obligation to pay Buyer’s legal fees and expenses shall be limited to Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Legal Fee Cap”). Together, the fees and expenses described in this Section 7.2(a) are the “Buyer’s Transaction Costs”.

(b)    Seller shall be responsible for all brokerage fees payable to Seller’s Broker in connection with the Transaction. Buyer shall be responsible for all brokerage fees payable to Buyer’s Broker in connection with the Transaction.

(c)    In the event that the Closing does not occur due to a Seller’s Default, Seller shall be responsible for paying directly or reimbursing all Buyer’s Transaction Costs and the Legal Fee Cap shall not apply.

(d)    The provisions of this Section 7.2 shall survive the Closing, or, if the sale is not consummated, the termination of this Agreement.

ARTICLE 8
COVENANTS OF SELLER

Section 8.1    Buyer’s Approval of Agreements Affecting the Properties. Subject to Section 8.1(b), between the Effective Date and the Closing Date, Seller shall not enter into or suffer to exist any new lease, license, contract, easement, covenant, condition, restriction, lien, security interest or other agreement or encumbrance affecting any of the Properties (other than the Permitted Encumbrances), or amend, modify, terminate, or waive any provision of, any of the foregoing, without first obtaining Buyer’s approval, which approval may be withheld or delayed in Buyer’s sole and absolute discretion. Seller shall submit an actual copy of such new lease, license, contract, easement, covenant, condition, restriction, lien, security interest or other agreement, encumbrance, amendment, modification, termination or waiver at the time that Seller seeks Buyer’s approval. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action within five (5) Business Days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have withheld its approval.

(b)    If any of the Parking Facilities is not owned by Seller or any of its affiliates, Seller shall ensure that a Parking Easement (in a form reasonably acceptable to Buyer) is recorded with respect to such Parking Facility on or before the Closing Date.

Section 8.2    Material Adverse Changes. Seller shall promptly notify Buyer of any material adverse change with respect to the condition of any of the Properties, or the financial or operating condition of Seller or any Guarantor, or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue in any material respect.

Section 8.3    Bulk Sales Certificates.

(a) Within ten (10) days after the Effective Date, Seller shall submit a complete and accurate Form CBS-1, Notice of Sale, Purchase, or Transfer of Business Assets, on the current version issued by the Illinois Department of Revenue (the “IDOR”), fully executed by Seller, to obtain a release letter, letter of clearance, certificate, or other statement issued by the IDOR stating (i) that no tax, interest, fees, or penalties under Section 9.02(d) of the Illinois Income Tax Act and Section 5(j) of the Retailers’ Occupation Tax Act (35 ILCS 120/5j) (collectively, the “IDOR Acts”) are due in connection with the transaction contemplated in this Agreement, or (ii) that Seller’s obligations under the IDOR Acts have been performed and all taxes, penalties, fees, and interest under the IDOR Acts have been paid in full in connection with transaction contemplated in this Agreement (the “IDOR Bulk Sales Certificate”).

(b) Within ten (10) days after the Effective Date, Seller shall submit a complete and accurate request for letter of clearance, on the current version issued by the Illinois Department of Employment Security (the “IDES”), fully executed by Seller, to obtain a release letter, letter of clearance, certificate, or other statement issued by the IDES stating (i) that no tax, interest, fees, or penalties under Section 2600 of the Illinois Unemployment Insurance Act (the “IDES Act”) are due in connection with the transaction contemplated in this Agreement, or (ii) that Seller’s obligations under the IDES Act have been performed and all contributions, interest, fees, taxes or penalties under the IDES Act have been paid in full in connection with transaction contemplated in this Agreement (the “IDES Bulk Sales Certificate”, together with the IDOR Bulk Sales Certificate, the “Bulk Sales Certificates” and each individually, a “Bulk Sales Certificate”).

(c) If Seller shall have received prior to the date hereof a certificate or statement from the IDOR or IDES, as the case may be, stating that any amount is outstanding or owed, but unpaid, then at Closing, Buyer shall deposit the amount so withheld in a separate escrow account with the Title Company in accordance with the terms of a separate escrow agreement, the form of which shall be agreed upon among Buyer, Seller and Title Company in good faith prior to Closing, and such amount shall be deducted from the proceeds paid to Seller, and such separate escrow agreement shall reflect that (i) if Seller thereafter provide Buyer and the Title Company with applicable Bulk Sales Certificate and such applicable escrow amount has not been paid directly to the IDOR or IDES, as the case may be, for such outstanding or owed amount, then Title Company shall promptly reimburse Seller for such applicable amount, and (ii) if Seller and Buyer mutually direct Title Company to pay the applicable amount directly to the IDOR or IDES, as the case may be, Title Company shall pay the applicable withheld amount directly to such applicable governmental authority.

(d) Notwithstanding anything herein to the contrary, Seller shall be responsible for all liabilities under any bulk sales laws pertaining to this Transaction (including, without limitation, Section 9-902(d) of the Illinois Income Tax Act, as amended, or 35 ILCS 120/5j of the Illinois Compiled Statutes, as amended, Section 2600 of the Illinois Unemployment Insurance Act, as amended), or specifying the holdback amount which will satisfy Buyer’s obligations under Section 9.02(d) and 35 ILCS 201/5j (the “Bulk Sales Laws”), which obligations shall survive Closing without any limitation thereon. Seller represents and warrants that it has no liability to the State of Illinois or McHenry County under the Bulk Sales Laws. Seller shall indemnify, defend and hold harmless Buyer from any claims, losses or damages arising from or in connection with the Bulk Sales Laws; this indemnity obligation shall survive Closing without any limitation thereon.

Notwithstanding anything to the contrary herein, the terms, conditions, and obligations of this Section 8.3 shall survive the Closing.

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.1    Conditions to Buyer’s Obligation to Close. The obligation of Buyer to acquire the Properties on the Closing Date shall be subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date:

(a)    Representations and Warranties of Seller. The representations and warranties of Seller set forth in Section 5.1 shall be true, complete and correct in all material respects on and as of the Effective Date and on and as of the Closing Date.

(b)    Seller’s Performance. Seller shall have performed all covenants and obligations required by this Agreement to be performed or delivered by it on or before the Closing Date.

(c)    Payment of Buyer’s Transaction Costs. Seller shall pay at Closing, or authorize the Title Company to deduct from the net proceeds payable to Seller at Closing, all accrued and unpaid Buyer’s Transaction Costs (including legal fees and expenses up to the Legal Fee Cap) as of the Closing Date for which invoices have been presented at or prior to Closing, and all brokerage fees payable to Seller’s Broker in connection with the Transaction.

(d)    Seller’s Closing Deliveries. Seller shall have delivered to the Title Company all of Seller’s Closing Deliveries.

(e)    Title Policies. The Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges and the recording, as applicable, of all conveyance documents and the release of the Existing Mortgage, to issue each of the Title Policies pursuant to each of the Title Commitments in its form at the end of the Due Diligence Period.

(f)    No Bankruptcy. No Act of Bankruptcy on the part of Seller or any Guarantor shall have occurred and remain outstanding as of the Closing Date.

(g)    Repayment of Indebtedness. Seller shall have repaid in the full the Existing Mortgage, and all liens with respect thereto shall have been released, pursuant to documentation reasonably satisfactory to Buyer and the Title Company.

(h)    Releases by Seller’s Lenders. Seller shall have obtained the releases required from Seller’s lenders pursuant to Seller’s existing credit agreements, pursuant to documentation reasonably satisfactory to Buyer.

(i)    Consents. All Third Party Consents shall have been obtained pursuant to documentation reasonably satisfactory to Buyer and the Title Company.

(j)    Material Adverse Change. There shall have been no material adverse change in the physical condition of any of the Properties or the financial or operating condition of Seller or any Guarantor, or in the condition of the financial or real estate markets, from the Effective Date.

(k)    Guaranty. Seller shall have caused each Guarantor to execute and deliver a Guaranty in substantially the form attached hereto as Exhibit G and a Guarantor’s Certificate in the form attached hereto as Exhibit H.

(l)    Bulk Sales Certificates. To the extent available at Closing, Buyer shall have received all of the Bulk Sales Certificates indicating that no amounts are due or outstanding under the IDOR Acts and IDES Acts, as applicable, and, if any amount is due or outstanding, that Seller shall have performed the covenants and obligations under Section 8.3(c).

Section 9.2    Conditions to Seller’s Obligation to Close.  The obligation of Seller to convey and transfer to Buyer each of the Properties on the Closing Date is subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date:

(a)    Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Section 5.2 shall be true, complete and correct in all material respects on and as of the Effective Date and on and as of the Closing Date.

(b)    Buyer’s Performance. Buyer shall have performed all covenants and obligations required by this Agreement to be performed or delivered by it on or before the Closing Date, including, without limitation, delivery of the Purchase Price.

(c)    Buyer’s Closing Deliveries. Buyer shall have delivered to the Title Company all of Buyer’s Closing Deliveries.

Section 9.3    Failure to Satisfy Conditions.

(a)    Buyer’s Obligations to Close. If any of the conditions to Buyer’s obligation to close set forth in Section 9.1 is not satisfied on or prior to the Closing Date, Buyer shall have the right to: (i) terminate this Agreement or (ii) consummate the purchase of the Properties with no change in the Purchase Price.

(b)    Seller’s Obligations to Close. If any of the conditions to Seller’s obligation to close set forth in Section 9.2 is not satisfied on or prior to the Closing Date, Seller shall have the right to: (i) terminate this Agreement or (ii) consummate the sale of the Properties with no change in the Purchase Price.

(c)    Termination. In the event that either party wishes to terminate this Agreement pursuant to this Section 9.3, such party shall deliver to the other party and to the Title Company on the Closing Date, written notice of such party’s intention to terminate this Agreement (a “Termination Notice”). Upon the delivery of a Termination Notice pursuant to this Section 9.3(c), this Agreement shall terminate automatically and neither party shall have any further rights or obligations hereunder except as provided in those Sections which expressly survive the termination of this Agreement.

ARTICLE 10
CLOSING AND ESCROW

Section 10.1    Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 10.2    Closing. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company, on September 10, 2024 (the “Closing Date”). The Closing shall occur and the transfer of Buyer’s funds shall be initiated at or before 6:00 p.m. New York time on the Closing Date.

Section 10.3    Deposit of Documents.

(a)    At or before the Closing, Seller shall deposit into escrow the following items (collectively, the “Seller’s Closing Deliveries”):

(i)    one (1) duly executed and acknowledged Deed for each of the Properties;

(ii)    two (2) duly executed counterparts of the Bill of Sale for each of the Properties;

(iii)    two (2) duly executed counterparts of the Lease Agreement;

(iv)    two (2) duly executed counterparts of the memorandum of lease (the “Memorandum of Lease”) with respect to each of the Properties in substantially the same form attached hereto as Exhibit F;

(v)    an affidavit pursuant to Section 1445(b)(2) of the Code in the form attached hereto as Exhibit J, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(vi)    an owner’s affidavit in the form attached hereto as Exhibit K;

(vii)    a tenant waiver letter in the form attached hereto as Exhibit L;

(viii)    one (1) duly executed Guaranty in favor of Landlord in the form attached hereto as Exhibit G;

(ix)    one (1) duly executed Guarantor’s Certificate in favor of Landlord in the form attached hereto as Exhibit H;

(x)    two (2) duly executed counterparts of the Escrow Agreement (Immediate Repairs); and

(xi)    one (1) Form REW-1-1040, which the parties shall file with the Maine Revenue Services within thirty (30) days of Closing.

(b)    At or before the Closing, Buyer shall deposit into escrow the following items (collectively, the “Buyer’s Closing Deliveries”):

(i)    funds necessary to pay the Purchase Price (net of any offsets agreed to by Buyer and Seller);

(ii)    two (2) duly executed counterparts of the Bill of Sale for each of the Properties;

(iii)    two (2) duly executed counterparts of the Lease Agreement;

(iv)    two (2) duly executed counterparts of the Escrow Agreement (Immediate Repairs); and

(v)    one (1) Form REW-1-1040, which the parties shall file with the Maine Revenue Services within thirty (30) days of Closing.

(c)    Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Properties in accordance with the terms hereof. Buyer and Seller hereby designate Title Company as the “Reporting Person” for the Transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder.

(d)    To the extent in Seller’s possession, Seller shall deliver to Buyer originals of the Contracts, and any other items which Seller was required to furnish Buyer copies of or make available at the relevant Property pursuant to this Agreement.

Section 10.4    Pro-rations.

(a)    Seller shall be entitled to all income produced from the operation of the Properties which is allocable to the period prior to the Closing and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning on the Closing Date. Notwithstanding the foregoing, the parties acknowledge that, pursuant to the Lease Agreement, from and after the Closing Date, Tenant will be responsible for the payment of all real property taxes, assessments, insurance premiums, utility charges and all other items customarily apportioned in sales of real property in the jurisdiction in which each of the Properties is located (the “Apportioned Items”). In consideration of the foregoing, no provision shall be made at Closing with respect to the apportionment of any Apportioned Item.

(b)    The provisions of this Section 10.4 shall survive the Closing.

Section 10.5    Indemnification.

(a)    Seller agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from any liability, claim, loss, expense or damage suffered or asserted by any Person against such Buyer Indemnified Parties that arises from any act or omission of Seller or its agents, employees or contractors in connection with ownership or operation of the Properties or the sale of the Properties to Buyer occurring on or before the Closing.

(b)    Buyer agrees to indemnify, defend and hold the Seller Indemnified Parties harmless from any liability, claim, loss, expense or damage suffered or asserted by any Person against Seller that arises from any act or omission of Buyer or its agents, employees or contractors in connection with ownership or operation of the Property after the Closing.

(c)    The indemnifications set forth in this Section 10.5 shall survive the Closing.

ARTICLE 11
MISCELLANEOUS

Section 11.1    Notices.  All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given and received for all purposes when delivered (a) in person, (b) by certified mail, return receipt requested, postage prepaid, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt or (d) by e-mail (provided that a copy of any notice delivered by e-mail shall also be delivered by one of the methods described in subclauses (a) through (c) above), and such notices shall be addressed to the other party at the address set forth below or when delivery is refused, and such notices shall be addressed as follows:

To Buyer:	TPG Angelo Gordon c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Gordon J. Whiting Email: [***]

With a copy to:	TPG Angelo Gordon c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Frank Stadelmaier Email: [***]

With a copy to:	TPG Angelo Gordon c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Asset Management Email: [***]

With a copy to:	Paul Hastings LLP 2050 M Street NW Washington, DC 20036 Attn: Michael K. Berman, Esquire Email: [***] and [***]

To Seller:	Douglas Dynamics, Inc. 11270 W. Park Place, Suite 300 Milwaukee, WI 53224 Attn: Jon Sisulak, Vice President, Corporate Controller and President Email: [***]

With a copy to:	Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, WI 53202 Attn: Joseph S. Rupkey, Esquire Email: [***]

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by facsimile or telecopy.

Section 11.2    Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, contain all representations, warranties and covenants made by Buyer and Seller and constitute the entire understanding between the parties hereto with respect to the subject matter hereof. Except for the exclusivity provision contained in the Letter of Intent, which is hereby incorporated herein by reference, any prior correspondence, memoranda or agreements with respect to the Transaction, including, without limitation, the Letter of Intent, are replaced in total by this Agreement together with the Exhibits hereto.

Section 11.3    Entry and Indemnity. Section 3 (Use and Access) and Section 7 (Indemnity) of the Access Agreement are hereby incorporated herein by reference.

Section 11.4    Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 11.5    Further Assurances. The parties hereby agree to (i) take such additional actions and to execute and deliver such additional documents as shall be necessary to consummate the Transaction and (ii) execute, deliver, record and furnish such documents as may be necessary to correct any errors of a typographical nature or inconsistencies which may be contained in this Agreement. The provisions of this Section 11.5 shall survive the Closing.

Section 11.6    Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by either party or any other Person, relating to (a) this Agreement and/or any understandings or prior dealings between the parties hereto, or (b) any of the Properties or any part thereof. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

Section 11.7    No Merger. The obligations contained herein shall not merge with the transfer of title to any of the Properties but shall remain in effect until fulfilled.

Section 11.8    Assignment. Seller shall have no right to assign any of its interest in this Agreement. Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller, in its sole discretion. Notwithstanding the foregoing, Buyer shall have the right to assign its rights and obligations hereunder to any of its affiliates without the prior written consent of Seller. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 11.9    Counterparts and Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile or electronic transmission and agree and intend that a signature by facsimile or electronic transmission shall bind the party so signing with the same effect as though the signature were an original signature.

Section 11.10    Governing Law; Consent to Jurisdiction.

(a)    Each of Seller and Buyer hereby agree that the State of New York has a substantial relationship to the parties and to the Transaction, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed therein (without regard to its conflict of laws principles) and all applicable law of the United States of America. To the fullest extent permitted by law, Seller hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement.

(b)    Any legal suit, action or proceeding against either party arising out of or relating to this Agreement may be instituted in any federal or state court sitting in the State of New York, and Seller waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the State of New York, and each party hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Buyer from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Seller is located or where service of process can be effectuated.

Section 11.11    Confidentiality. Prior to the Closing, Buyer and Seller shall each maintain as confidential any and all Proprietary Information obtained in connection with the Transaction and, accordingly, each party agrees not to disclose all or any portion of such Proprietary Information to any third party for any reason. Each item of Proprietary Information shall be used by the recipient thereof solely for the purpose of evaluating and determining such recipient’s interest in consummating the Transaction. Each party agrees that it will not make copies of, or permit any other person to make copies of, the Proprietary Information for any reason. Each party agrees that it will not retain any item of Proprietary Information after the use thereof is no longer required, and that it will either destroy or return to the other party all written materials constituting Proprietary Information, except to the extent that such destruction is prohibited by law, rule or regulation. Notwithstanding the foregoing, neither party will be required to destroy or return any Proprietary Information that may be stored electronically in such party’s information technology system, whether in the form of an e-mail, saved file or otherwise. Notwithstanding anything to the contrary contained herein, each party shall be permitted to disclose any or all of the Proprietary Information to: (i) those principals, employees, representatives, lenders, consultants, counsel, accountants and other professional advisors of such party who have a legitimate need to review or know such Proprietary Information and who have, prior to disclosure, agreed in writing to be bound by the terms of confidentiality set forth herein; and (ii) any government or self-regulatory agency whose supervision or oversight such party or any of its affiliates may be subject to the extent required by applicable law, any Governmental Authority or a court of competent jurisdiction, in each case to the extent reasonably necessary to comply with any legal or regulatory requirements to which such party or its affiliates may be subject. Upon disclosing Proprietary Information to any Person to the extent permitted hereunder, Buyer or Seller, as applicable, shall advise such Person of the confidential nature thereof, and shall take all reasonable precautions to prevent the unauthorized disclosure of such information by such Person. In addition, at or prior to the Closing, neither party shall issue any press release or other public announcement regarding the Transaction without first obtaining the other party’s written approval with respect to the release or announcement and the content thereof. After the Closing, Buyer and Seller shall be permitted to make such disclosures regarding the Properties and the Transaction (which may include the use of Seller’s name and corporate logo) as are similar or consistent with Buyer’s and Seller’s respective general public disclosure policy, including disclosures made by Buyer and its affiliates to their investors, lenders and analysts. This provision, as of the Effective Date, shall (i) supersede the confidentiality provisions set forth in the Letter of Intent, and (ii) survive the Closing, or, if the Transaction is not consummated, beyond the termination of this Agreement.

Section 11.12    Maintenance of the Properties, Insurance. Between Seller’s execution of this Agreement and the Closing, Seller shall manage and maintain each of the Properties in the ordinary course and in the same manner and condition as before the making of this Agreement, as if Seller were retaining such Property. Seller shall make such repairs and replacements to and of each of the Properties as shall be necessary for Seller to comply this Section 11.12. Through the Closing Date, Seller shall maintain or cause to be maintained, at no expense to Buyer, the Existing Insurance Policies.

Section 11.13    Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter.

Section 11.14    General Rules of Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that each party has had the opportunity to review and revise this Agreement, that each party has had the opportunity to consult with counsel with regard to this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

Section 11.15    Limited Liability. Any claim based on or in respect of any liability of Seller under this Agreement shall be enforced only against Seller and its assets, properties and funds, and not against the assets, properties or funds of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Seller. Any claim based on or in respect of any liability of Buyer under this Agreement shall be enforced only against Buyer and its assets, properties and funds, and not against the assets, properties or funds of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Buyer.

Section 11.16    Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 11.17    Attorney Fees. In the event that a party hereto prevails against the other party in any action to enforce the obligations of such other party under this Agreement, the prevailing party shall be reimbursed by the other for all reasonable costs and expenses incurred thereby with respect to such action (including reasonable attorneys’ fees).

Section 11.18    Local Law Provisions.

(a)    Maine.

(i)    The deed for the Rockland Property will be in a Maine Short Form Deeds Act Quitclaim With Covenant deed form.

(ii)    Pursuant to 33 MRS 193: Unless the transaction is exempt under section 192, Seller shall provide to Buyer the property disclosure statement required by said section 193 containing the following: Information describing the means of accessing the Property by: (i) A public way, as defined in 29‑A M.R.S.A. Section 101, Subsection 59; and (ii) Any means other than a public way; and provide information about who is responsible for maintenance of the means of access, including any responsible road association, if known by Seller.

(iii)    Seller acknowledges that the laws of the State of Maine provide that every buyer of real property located in Maine must withhold a withholding tax equal to 2.5% of the consideration unless Seller furnishes to Purchaser a certificate by the Seller stating, under penalty of perjury, that Seller is a resident of the State of Maine or the transfer is otherwise exempt from withholding.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates written below.

		SELLER:	DOUGLAS DYNAMICS, L.L.C.
a Delaware limited liability company

			By:	/s/ Jon J. Sisulak
			Name:	Jon J. Sisulak
Date:	September 10, 2024		Its:	Treasurer

		SELLER:	HENDERSON PRODUCTS, INC.
a Delaware corporation

			By:	/s/ Jon J. Sisulak
			Name:	Jon J. Sisulak
Date:	September 10, 2024		Its:	Treasurer

		SELLER:	TRYNEX INTERNATIONAL LLC
a Delaware limited liability company

			By:	/s/ Jon J. Sisulak
			Name:	Jon J. Sisulak
Date:	September 10, 2024		Its:	Treasurer

Signature Page to PSA

BUYER:	AGNL BLIZZARD, L.L.C., a Delaware limited liability company

	By:	AGNL Manager V, Inc., a Delaware corporation, its Manager

	By:	/s/ Gordon J. Whiting
	Name:	Gordon J. Whiting
Date: September 10, 2024	Title:	President

Signature Page to PSA

SCHEDULE 5.1(h)

Third Party Consents

●

Consent of JPMorgan Chase Bank, N.A., as Administrative Agent, under that certain Credit Agreement, dated as of June 9, 2021 (as amended by Amendment No. 1, dated as of January 5, 2023, as amended by Amendment No. 2, dated as of July 11, 2023, as amended by Amendment No. 3, dated as of January 29, 2024, and as further amended, modified, extended, restated, replaced or supplemented from time to time prior to the date hereof, the “Credit Agreement”), with Douglas LLC Seller, Henderson Seller, Trynex Seller, Guarantor and the other parties thereto.

Schedule 5.1(h)

EXHIBIT G

Form of Guaranty

[Attached.]

Exhibit G

EXECUTION VERSION

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”) dated as of September [ ], 2024 is made by DOUGLAS DYNAMICS, INC., a Delaware corporation (“Guarantor”) in favor of AGNL BLIZZARD, L.L.C., a Delaware limited liability company (“Landlord”).

WITNESSETH:

WHEREAS, pursuant to an Agreement of Purchase and Sale dated September [ ], 2024 (the “Purchase Agreement”) between DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company, HENDERSON PRODUCTS, INC., a Delaware corporation, and TRYNEX INTERNATIONAL LLC, a Delaware limited liability company (collectively, “Seller”) and Landlord; Landlord has agreed to purchase from Seller, and Seller has agreed to sell to Landlord, certain real property and improvements commonly known as (i) 11921 Smith Drive, Huntley, Illinois 60142, (ii) 531-561 Ajax Drive, Madison Heights, Michigan 48071, (iii) 1085 South 3rd Street, Manchester, Iowa 52057, (iv) 7676 North 76th Street, Milwaukee, Wisconsin 53223, (v) 7777 N 73rd Street, Milwaukee, Wisconsin 53223, and (vi)

50 Gordon Drive, Rockland, Maine 04841 and more particularly described therein (the “Property”);

WHEREAS, pursuant to a Lease Agreement dated as of the date hereof (the “Lease”) between Landlord and DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company (“Tenant”), Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, the Property in accordance with the terms thereof;

WHEREAS, Guarantor is the owner of 100% of the ownership interests of Tenant and, as such, will receive substantial benefit from the transactions contemplated in the Purchase Agreement and the Lease;

WHEREAS, it is a condition precedent to Landlord’s obligation to purchase the Property from Tenant under the Purchase Agreement, and to lease the Property to Tenant under the Lease, that the Guarantor shall have executed and delivered this Guaranty to Landlord;

NOW, THEREFORE, in consideration of the premises and for the purpose of inducing Landlord to enter into the Purchase Agreement and Lease and perform its obligations thereunder, Guarantor hereby agrees as follows:

AGREEMENTS

1.   Incorporation of Recitals. The recitals are incorporated herein by reference.

2.    Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

3.   Guaranty of Payment and Performance. Guarantor hereby, unconditionally and irrevocably, guarantees to Landlord and its successors, transferees and assigns, the prompt and complete payment by Tenant when due (whether on a Basic Rent Payment Date, by acceleration or otherwise) of all Rent and all other Monetary Obligations of Tenant under the Lease, and the due and punctual performance and observance by Tenant of all of the other terms, covenants and conditions of the Lease, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred (the “Tenant Obligations”).

4.    Guaranty Absolute and Unconditional. Guarantor agrees that this Guaranty is an absolute, continuing and unconditional guaranty of payment and performance without regard to (a) the regularity, validity or enforceability of the Lease or any of the Tenant Obligations or any right of offset with respect thereto at any time or from time to time held by Landlord, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by Tenant or any other person against Landlord, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Tenant or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Tenant for the Tenant Obligations or Guarantor under this Guaranty, in bankruptcy or in any other instance.

5.    Covenant on Distributions. Following the occurrence of a Bankruptcy Event or an Event of Default pursuant to Paragraph 22(a) of the Lease (a “Payment Default”), Guarantor hereby covenants and agrees that it shall not pay any management fees, dividends or other distributions (“Distributions”) to Guarantor’s equity holders until such time as the Payment Default or Bankruptcy Event has been cured by Tenant, waived by Landlord, or otherwise ceases to exist pursuant to the terms and conditions of the Lease. During any Bankruptcy Event, Landlord shall be entitled to receive payment in full of all Rent and all other monetary obligations under the Lease before Guarantor’s equity holders shall be entitled to receive any payment or distribution of the Distributions. Pursuant to the foregoing, Landlord shall be entitled to receive any payment or distribution on account of the Distributions which may be payable or deliverable in any such Bankruptcy Event.

6.    Guaranty Irrevocable. Guarantor agrees that this Guaranty is irrevocable and the obligations of Guarantor hereunder shall remain in full force and effect, and shall not terminate, until all of the Tenant Obligations and the obligations of Guarantor under this Guaranty shall have been paid and performed in full.

7.    Waiver of Review. Guarantor hereby waives (a) any and all notice of the creation, renewal, extension or accrual of any of the Tenant Obligations, (b) notice of, or proof of reliance by Landlord upon, the guarantee contained in this Guaranty or acceptance of this Guaranty, (c) diligence, presentment, protest, demand for payment and notice of default or nonpayment, and (d) all other notices of every kind. Guarantor hereby waives notice of any acceptance of this Guaranty and all matters and rights which may be raised in avoidance of, or in defense against, any action to enforce the obligations of Guarantor hereunder. Guarantor hereby waives any and all suretyship defenses or defenses in the nature thereof without in any manner limiting any other provision of this Guaranty.

8.    Amendments, etc. with respect to Tenant Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, (i) any of the Tenant Obligations may be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Landlord or (ii) the Lease or any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Landlord may deem advisable from time to time. Guarantor hereby consents to any and all forbearances and extensions of the time for the payment or performance of any of the Tenant Obligations and any and all changes in the terms, covenants and conditions thereof hereafter made or granted therefor, or persons liable thereon, without affecting the continuing liability of Guarantor.

9.    Disaffirmance of Lease. Guarantor agrees that, in the event of rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy pursuant to the United States Bankruptcy Code or any other law, Guarantor will, if Landlord so requests, assume all obligations and liabilities under the express terms of the Lease, to the same extent as if Guarantor had been originally named instead of Tenant as a party to the Lease and there had been no rejection or disaffirmance; and Guarantor will confirm such assumption in writing at the request of Landlord on or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease (to the extent permitted by law).

10.    No Notice or Duty to Exhaust Remedies. (a) Guarantor hereby waives notice of any default in the payment or non-performance of any of the Tenant Obligations (except as expressly required hereunder), diligence, presentment, demand, protest and all notices of any kind. Guarantor agrees that liability under this Guaranty shall be primary and hereby waives any requirement that Landlord exhaust any right or remedy, or proceed first or at any time, against Tenant or any other guarantor of, or any security for, any of the Tenant Obligations. Landlord may pursue its rights and remedies under this Guaranty and under the Lease in whatever order, or collectively, and shall be entitled to payment and performance hereunder notwithstanding any action taken by Landlord or inaction by Landlord to enforce any of its rights or remedies against any other guarantor, person, entity or property whatsoever.

(b)    Landlord may pursue its rights and remedies under this Guaranty notwithstanding any other guarantor of or security for the Tenant Obligations or any part thereof. Guarantor authorizes Landlord, at its sole option, without notice or demand and without affecting the liability of Guarantor (except as otherwise set forth in the Lease or this Guaranty) under this Guaranty, to terminate the Lease, either in whole or in part, in accordance with its terms.

(c)    Each default on any of the Tenant Obligations shall give rise to a separate cause of action and separate suits may be brought hereunder as each cause of action arises or, at the option of Landlord any and all causes of action which arise prior to or after any suit is commenced hereunder may be included in such suit.

11.    No Right of Subrogation. Notwithstanding any payment made by Guarantor hereunder, Guarantor shall not be entitled to be subrogated to any of the rights of Landlord against Tenant, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Tenant in respect of payments made by Guarantor hereunder, until all of the Tenant Obligations shall have been paid and performed in full.

12.    Enforceability. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, Landlord may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Tenant or Guarantor or any other person or against any collateral security for the Tenant Obligations or any right of offset with respect thereto, and any failure by Landlord to make any such demand, to pursue such other rights or remedies, or to collect any payments from Tenant, Guarantor or any other person, or to realize upon any such collateral security or guaranty or to exercise any such right of offset or any release of Tenant, Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Landlord against Guarantor. For purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.    Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Tenant Obligations is rescinded or must otherwise be restored or returned by Landlord upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Tenant or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Tenant or Guarantor or any substantial part of its property, or otherwise, as though all such payments had not been made.

14.    Financial Statements. Guarantor shall deliver to Landlord and Lender within ninety (90) days of the close of each fiscal year, annual audited consolidated financial statements of Guarantor, prepared by nationally recognized independent certified public accountants. Guarantor shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Guarantor, certified by Guarantor’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements delivered to Landlord pursuant to this Paragraph shall be prepared in accordance with GAAP. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president, chief financial officer or vice president of finance of the Guarantor dated within five (5) days of the delivery of such statement, stating that (A) Guarantor knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant or Guarantor, as the case may be, has taken or proposes to take with respect thereto, (B) except as otherwise specified in such affidavit, that to the best of Guarantor’s knowledge, Tenant has fulfilled all of its obligations under the Lease which are required to be fulfilled on or prior to the date of such affidavit and (C) Guarantor shall promptly deliver to Landlord and Lender copies of any additional reporting information provided to Guarantor’s lenders.

15.    Legal Fees. Guarantor agrees that Guarantor shall be liable for all fees and expenses incurred by Landlord in connection with the enforcement of this Guaranty, including, without limitation reasonable attorneys’ fees and expenses.

16.    Assignment of Rights and Responsibilities. Guarantor may not assign its rights and responsibilities under this Guaranty without Landlord’s consent. Guarantor agrees that this Guaranty shall inure to the benefit of and may be enforced by Landlord and any of its successors, transferees and assigns under the Lease, and shall be binding upon and enforceable against Guarantor and its respective successors and assigns.

17.    Notice. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Guaranty or the Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered (a) in person, (b) by certified mail, return receipt requested, postage prepaid, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt or (d) by e-mail (provided that a copy of any notice delivered by e-mail shall also be delivered by one of the methods described in subclauses (a) through (c) above), and such notices shall be addressed to the other party at the address set forth below or when delivery is refused , and such notices shall be addressed as follows:

To Landlord:	AGNL Blizzard, L.L.C. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Gordon J. Whiting Email: [***]

With a copy to:	AGNL Blizzard, L.L.C. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Frank Stadelmaier Email: [***]

With a copy to:	AGNL Blizzard, L.L.C. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Asset Management Email: [***]

With a copy to:	Paul Hastings LLP 2050 M Street NW Washington, DC 20036 Attn: Michael K. Berman Email: [***] and [***]

To Guarantor:	Douglas Dynamics, L.L.C. 11270 W. Park Place, Suite 300 Milwaukee, WI 53224 Attn: Jon Sisulak Email: [***]

With a copy to:	Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, WI 53202 Attn: Joseph S. Rupkey, Esquire Email: [***]

For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

18.    Choice of Law. This Guaranty will be governed by and construed pursuant to the laws of the State of New York (the “State”). Guarantor specifically consents that any action brought under this Guaranty may be brought in the State in any court of competent jurisdiction and venue therein and consents to the service of process issued from said court. Guarantor hereby waives trial by jury in and in respect of any and every action, proceeding, claim (whether or not denominated, a claim, counterclaim, cross-claim, off-set or the like) brought or asserted by Landlord with respect to any matter arising out of, under or connected with this Guaranty.

19.    Amendments. This Guaranty may be modified, amended, discharged or waived only by an agreement in writing signed by each of the parties hereto.

20.    Severability. If any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(Signature page follows)

IN WITNESS WHEREOF, Guarantor has hereto caused this Guaranty to be duly executed under seal as of the day and year first above written.

GUARANTOR: DOUGLAS DYNAMICS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT H

Form of Guarantor’s Certificate

[Attached.]

Exhibit H

EXECUTION VERSION

GUARANTOR’S CERTIFICATE

This Guarantor’s Certificate of DOUGLAS DYNAMICS, INC., a Delaware corporation (“Guarantor”) is being delivered to AGNL BLIZZARD, L.L.C., a Delaware limited liability company (“Landlord”), in connection with a certain Guaranty Agreement (the “Guaranty”) of even date herewith given by Guarantor to Landlord.

1.         Guarantor’s Representations. Guarantor hereby represents and warrants to Landlord, its successors and assigns, that as of the date of this Certificate:

(a)

Organization and Qualification. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires such qualification.

(b)

Authority and Authorization. Guarantor has full power, authority and legal right to execute and deliver the Guaranty and to perform its obligations thereunder, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

(c)

Execution and Binding Effect. The Guaranty has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be limited by general principles of equity and by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights.

(d)

Absence of Conflicts. Neither the execution and delivery of the Guaranty nor performance of or compliance with the terms and conditions thereof will (i) violate any law, rule or regulation, (ii) conflict with or result in a breach of or a default under the organizational; documents of Guarantor or any agreement or instrument to which Guarantor is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound or (iii) result in the creation or imposition of any lien, charge, security interest or encumbrance upon any property of Guarantor.

(e)

Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any official body or governmental authority is or will be necessary or advisable in connection with the execution and delivery of the Guaranty or performance by Guarantor of its obligations thereunder.

(f)

Financial Statements. The financial statements of Guarantor heretofore furnished to Landlord are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and fairly present the financial condition of Guarantor for the respective periods indicated therein, subject to customary year- end adjustments with respect to the unaudited financial statements. From the date of the most recent of such financial statements to the date hereof there has been no material adverse change in the assets, liabilities, condition (financial or otherwise) or business of Guarantor from that set forth or reflected in such financial statements other than changes in the ordinary course of business, none of which is materially adverse.

(g)

Contracts. From June 28, 2024 to the date hereof, Guarantor has not entered into any transaction, contract, agreement, commitment, lease or obligation, written or oral which is material to its business other than those which have occurred in the ordinary course of Guarantor’s business, none of which is materially adverse.

(h)

Litigation. There are no actions, suits or proceedings pending or, to the best of Guarantor’s knowledge, threatened against or affecting Guarantor at law or in equity by or before any court or administrative office or agency which if adversely decided would have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Guarantor or on the ability of Guarantor to perform its obligations under the Guaranty.

(i)

Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Guarantor (i) is not currently identified on the OFAC List and (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Guarantor agrees to confirm this representation and warranty in writing on an annual basis if requested by Landlord to do so.

2.       Accuracy of Information. Neither this Guarantor’s Certificate nor any other document, certificate or instrument delivered by Guarantor to Landlord in connection herewith or with the Guaranty contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no material fact that has not been disclosed in writing to Landlord that materially adversely affects or, as far as Guarantor can now reasonably foresee, may materially adversely affect, the business, operation, financial or other condition of Guarantor or the ability of Guarantor to perform its obligations under the Guaranty.

3.        Indemnity. Guarantor shall indemnify, defend and hold harmless Landlord, its successors and assigns, from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature howsoever caused should any representation or warranty set forth herein prove to have been untrue or inaccurate when made or arising from any breach by Guarantor of any representation or warranty set forth herein.

4.        Successors and Assigns; Survival of Representations. This Guarantor’s Certificate shall be for the benefit of Landlord and its successors and assigns and shall be binding upon Guarantor and each of its successors and assigns. The representations, warranties, covenants and indemnifications made by Guarantor in this Guarantor’s Certificate shall survive the execution and delivery of the Guaranty and of this Guarantor’s Certificate for a period of twelve (12) months (the “Survival Period”).

5.        Choice of Law. This Certificate will be governed by and construed pursuant to the laws of the State of New York (the “State”). Guarantor specifically consents that any action brought under this Certificate may be brought in the State in any court of competent jurisdiction and venue therein and consents to the service of process issued from said court. Guarantor hereby waives trial by jury in and in respect of any and every action, proceeding, claim (whether or not denominated, a claim, counterclaim, cross-claim, off-set or the like) brought or asserted by Landlord with respect to any matter arising out of, under or connected with this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

WITNESS the due execution hereof this           day of          , 2024.

GUARANTOR: DOUGLAS DYNAMICS, INC., a Delaware corporation

By:
Name:
Title:

Signature Page to

Guarantor’s Certificate

[Douglas Dynamics]

EXHIBIT I

Form of Escrow Agreement (Immediate Repairs)

[Attached.]

Exhibit I

EXECUTION VERSION

ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”) is made as of the day of September, 2024 (“Effective Date”) by and among DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company, HENDERSON PRODUCTS, INC., a Delaware corporation, TRYNEX INTERNATIONAL LLC, a Delaware limited liability company (individually and/or collectively as the context may require, “Seller”), AGNL BLIZZARD, L.L.C., a Delaware limited liability company (“Buyer”), and FIDELITY NATIONAL TITLE INSURANCE COMPANY (“Escrow Agent”).

RECITALS

A.    Buyer and Seller entered into that certain Agreement of Purchase and Sale dated as of the date hereof (the “Agreement”) for the acquisition of those certain properties located at (i) 11921 Smith Drive, Huntley, Illinois 60142, (ii) 531-561 Ajax Drive, Madison Heights, Michigan 48071, (iii) 1085 South 3rd Street, Manchester, Iowa 52057, (iv) 7676 North 76th Street, Milwaukee, Wisconsin 53223, (v) 7777 N 73rd Street, Milwaukee, Wisconsin 53223 and (vi) 50 Gordon Drive, Rockland, Maine 04841 described on Exhibits A-1 to A-6, attached hereto and incorporated herein by reference (the “Property”).

B.    As required under that certain Lease Agreement between Buyer, as landlord, and DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company, as tenant, dated as of the date hereof (the “Lease”) for the Property, Buyer is depositing the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Escrowed Funds”) with Escrow Agent (which such Escrowed Funds were held back from the Purchase Price, as set forth more fully in the Agreement), for completion of the Immediate Repairs, as more particularly described in Paragraph 12(a) of the Lease.

C.    Escrow Agent is willing to hold the Escrowed Funds pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.    Recitals. The above recitals are true and correct and are incorporated herein by reference. In the event of a contradiction between the terms of this Escrow Agreement and the Agreement, the terms of this Escrow Agreement shall control.

2.    Escrow Amounts. Buyer hereby delivers to Escrow Agent the Escrowed Funds and Escrow Agent hereby acknowledges receipt thereof. The Escrowed Funds will be held and disbursed by Escrow Agent pursuant to the terms hereof.

3.   Escrow Release.

(a)    Upon satisfaction of the conditions set forth in Paragraph 12(a) of the Lease, Buyer shall direct Escrow Agent to disburse to Seller the Escrowed Funds (the “Release Notice”). Within five (5) business days of the Release Notice, Escrow Agent shall disburse to Seller the Escrowed Funds. Upon failure to satisfy the conditions set forth in Paragraph 12(a) of the Lease within the timeframes set forth in Paragraph 12(a) of the Lease and Schedule 12(a) of the Lease, Buyer shall direct Escrow Agent (with a copy to Seller) to return to Buyer the Escrowed Funds (the “Return Notice”).

(b)    If Buyer does not deliver the Release Notice within five (5) business days of satisfaction of the conditions set forth in Paragraph 12(a) of the Lease, Seller shall have the right to deliver written notice to Buyer and Escrow Agent requesting the release of the Escrowed Funds and certifying that all conditions set forth in Paragraph 12(a) of the Lease have been satisfied (the “Seller Notice”). If Buyer does not deliver an objection to such release to Escrow Agent within seven (7) business days of delivery of the Seller Notice, Escrow Agent shall release the Escrowed Funds to Seller, and the parties’ obligations hereunder shall be deemed satisfied. For the avoidance of doubt, in the event of a dispute between Buyer and Seller in connection with this Section 3(b), the terms of Section 4(f) shall govern.

(c)    If Seller does not deliver to Buyer and Escrow Agent an objection to a Return Notice within seven (7) business days of receipt of such Return Notice, then Escrow Agent shall release the Escrowed Funds to Buyer, and release the interest accrued thereon to Seller. For the avoidance of doubt, in the event of a dispute between Buyer and Seller in connection with this Section 3(c), the terms of Section 4(f) shall govern.

4.    Escrow Agent Obligations. Escrow Agent shall hold the Escrowed Funds subject to the following terms and conditions:

(a)    Escrow Agent is not a party to, and is not bound by, or charged with notice of any agreement out of which this escrow may arise, other than the terms and provisions of this Escrow Agreement.

(b)    Subject to the terms of Paragraph 3, Escrow Agent shall deliver the Escrowed Funds to the party so designated on written notice from both the Buyer and Seller, provided, however that Escrow Agent shall have received such written instructions at least one (1) business day prior to the date designated for delivery.

(c)    Escrow Agent is acting solely as a stakeholder and depository as an accommodation to Buyer and Seller, and is not responsible or liable for any matter or loss arising out of Escrow Agent’s conduct hereunder, except for its willful misfeasance or gross negligence. Escrow Agent shall not be responsible or liable for the sufficiency, correctness, genuineness, or validity of the subject matter of this escrow letter, or for the identity or authority of any person executing any documents or instruments in connection herewith.

(d)    Buyer and Seller agree to jointly and severally, indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, claims, damage or expense, including, without limitation, any and all court costs and attorney’s fees and expenses (collectively called “Expenses”) incurred by Escrow Agent in connection with or in any way arising out of this escrow letter, other than Expenses resulting from Escrow Agent’s willful misconduct. The Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

(e)    Escrow Agent shall be entitled to act or rely upon, and Escrow Agent shall be protected in acting or relying upon the genuineness and validity of any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Escrow Agent shall receive from any party hereto.

(f)    In the event that (i) Escrow Agent receives contradictory instructions from the parties hereto, or (ii) there shall be any dispute between Seller and Buyer as to any matter arising under this escrow letter, or (iii) there shall be any uncertainty as to the meaning or applicability of the provisions hereof or any written instructions received by Escrow Agent pursuant hereto, Escrow Agent may, at its option, continue to hold the Escrowed Funds pending resolution of the matter or deposit the Escrowed Funds with any appropriate court in the State of New York at the cost and expense of Buyer and Seller jointly and severally, and, upon making such deposit, Escrow Agent shall thereupon be discharged and released from any and all liability with respect to the Escrowed Funds. The Escrow Agent may dispose of the Escrowed Funds in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

(g)    Deposits made pursuant to these instructions shall be invested with Citibank, N.A. on behalf of any party or parties hereto, provided that any direction to the Escrow Agent for such investment shall be in writing and contain the consent of all other parties to this escrow together with a completed, signed W-9 Form. Escrow Agent is not responsible for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. Escrow Agent has no liability in the event of failure, insolvency or inability of the depositary to pay said funds or accrued interest upon demand for withdrawal.

(h)    Except as to deposits of funds for which the Escrow Agent has received written instructions as set forth in Paragraph 4(g) above, the Escrowed Funds may commingle with other escrowed funds in a non-segregated, non-interest bearing escrow account.

(i)    Upon delivery of the Escrowed Funds in accordance with the terms hereof, Escrow Agent shall be discharged and released from any and all liability with respect to the Escrowed Funds.

5.    Agents. Any written instructions called for herein may be given by an agent or attorney-in-fact of the party providing the notice.

6.    Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt or (d) by email, and such notices shall be addressed as follows:

To Buyer:	AGNL Blizzard, L.L.C. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Gordon J. Whiting Email: [***]

With a copy to:	AGNL Blizzard, L.L.C. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Frank Stadelmaier Email: [***]

With a copy to:	AGNL Blizzard, L.L.C. c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Asset Management Email: [***]

With a copy to:	Paul Hastings LLP 2050 M Street NW Washington, DC 20036 Attn: Michael K. Berman, Esquire Email: [***]

To Seller:	Douglas Dynamics, Inc. 11270 W. Park Place, Suite 300 Milwaukee, WI 53224 Attn: Jon Sisulak, Vice President, Corporate Controller and President Email: [***]

With a copy to:	Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, WI 53202 Attn: Joseph S. Rupkey, Esquire Email: [***]

To Escrow Agent:	Fidelity National Title Insurance Company 485 Lexington Avenue, 18th Floor New York, New York 10017 Attn: Andrew J. Knoph, Esquire Email: [***]

7.    Entire Agreement. This Escrow Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and all prior agreements and understandings are merged herein.

8.    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Time is of the essence with respect to this Agreement and the requirements hereof.

9.    Attorneys’ Fees. In the event of any litigation between the parties over the terms of this Escrow Agreement, the non-prevailing party will pay all reasonable attorneys’ fees and costs at all levels to the prevailing party. Wherever provision is made in this Escrow Agreement for “attorneys’ fees,” such term shall be deemed to include reasonable accountants’ and attorneys’ fees and court costs, whether or not litigation is commenced, including those for appellate and post-judgment proceedings and for paralegals and similar persons.

10.    Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same document.

[Remainder of page left page left blank. Signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ESCROW AGENT:	FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name: Its:

[Signatures continue on next page.]

Signature Page to Escrow Agreement – Douglas Dynamics

SELLER:

DOUGLAS DYNAMICS, L.L.C.,

a Delaware limited liability company

By:

Name: Jon J. Sisulak

Its:       Treasurer

HENDERSON PRODUCTS, INC.,

an Delaware corporation

By:

Name: Jon J. Sisulak

Its:       Treasurer

TRYNEX INTERNATIONAL LLC,

a Delaware limited liability company

By:

Name: Jon J. Sisulak

Its:       Treasurer

[Signatures continue on next page.]

Signature Page to Escrow Agreement – Douglas Dynamics

BUYER:	AGNL BLIZZARD, L.L.C., a Delaware limited liability company

By: AGNL Manager V, Inc., a Delaware corporation, its manager

By:
Name: Gordon J. Whiting Its: President

[Signature pages end.]

Signature Page to Escrow Agreement – Douglas Dynamics